As filed with the Securities and Exchange Commission on June 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2634797
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4650 Cushing Parkway Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

Novellus Systems, Inc. 2011 Stock Incentive Plan (the “2011 Novellus Plan”)

Novellus Systems, Inc. 2001 Stock Incentive Plan, as amended

Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan, as amended

SpeedFam-IPEC, Inc. 2001 Nonstatutory Stock Option Plan, as amended

SpeedFam-IPEC, Inc. Amended and Restated 1995 Stock Plan

GaSonics International Corporation Supplemental Stock Option Plan, as amended

GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, as amended

(collectively with the 2011 Novellus Plan, the “Novellus Plans”)

Novellus Systems, Inc. Retirement Plan (the “Retirement Plan”)

Lam Research Corporation 1999 Employee Stock Purchase Plan, as amended (the “ESPP”)

(Full title of the plan)

George M. Schisler, Jr.

Vice President, General Counsel and Secretary

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

(Names and address of agent for service)

(510) 572-0200

(Telephone number, including area code, of agent for service)

Copy to:

Timothy G. Hoxie, Esq.

Jones Day

555 California Street, 26th Floor

San Francisco, CA 94104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (6)	Proposed Maximum Aggregate Offering Price (6)	Amount of Registration Fee
Common Stock, par value $0.001 per share
- Shares issuable upon the exercise of assumed stock options granted under the Novellus Plans (2)	4,026,311 shares	$ 28.31	$113,984,864.41	$13,062.67
- Shares issuable pursuant to assumed restricted stock units granted under the 2011 Novellus Plan (3)	1,299,945 shares	$36.795	$47,831,476.28	$5,481.49
- Shares available for future awards under the 2011 Novellus Plan (4)	9,068,255 shares	$36.795	$333,666,442.73	$38,238.17
- Shares available for issuance under the Retirement Plan (5)	150,000 shares	$36.795	$5,519,250.00	$632.51
- Shares available for future awards under the ESPP	7,984,594 shares	$36.795	$293,793,136.23	$33,668.69
TOTAL	22,529,105 shares		$794,795,169.64	$91,083.53

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $.001 per share (the “Common Stock”), of Lam Research Corporation, a Delaware corporation (the “Registrant”), that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under the Novellus Plans and assumed by the Registrant pursuant to the Agreement and Plan of Merger among the Registrant, BLMS Inc. (a wholly-owned subsidiary of the Registrant) and Novellus Systems, Inc., dated as of December 14, 2011 (the “Merger Agreement”).
(3)	Represents shares of Common Stock issuable upon settlement of outstanding restricted stock units granted under the 2011 Novellus Plan and assumed by the Registrant pursuant to the Merger Agreement.
(4)	Represents shares of Common Stock available for future awards under the 2011 Novellus Plan, which the Registrant assumed pursuant to the Merger Agreement.
(5)	Represents shares of Common Stock available for issuance under the Retirement Plan, which the Registrant assumed pursuant to the Merger Agreement.
(6)	Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on (i) with respect to 4,052,376 shares of Common Stock issuable upon the exercise of assumed stock options granted under the Novellus Plans, $28.31, which is the weighted average exercise price of such assumed options, (ii) with respect to 1,299,945 shares of Common Stock issuable pursuant to assumed restricted stock units granted under the 2011 Novellus Plan, $36.795, which is the average of the high and low prices for the Registrant’s Common Stock on June 1, 2012, as quoted on the NASDAQ Global Select Market (“NASDAQ”), (iii) with respect to 9,068,255 shares of Common Stock that may be offered and sold from time to time by the Registrant in accordance with the terms of the 2011 Novellus Plan, $36.795, which is the average of the high and low prices for the Registrant’s Common Stock on June 1, 2012, as quoted on the NASDAQ, (iv) with respect to 150,000 shares of Common Stock that may issued by the Registrant in accordance with the terms of the Retirement Plan, $36.795, which is the average of the high and low prices for the Registrant’s Common Stock on June 1, 2012, as quoted on the NASDAQ and (v) with respect to 7,984,594 additional shares of Common Stock that may be offered and sold from time to time by the Registrant in accordance with the terms of the ESPP, $36.795, which is the average of the high and low prices for the Registrant’s Common Stock on June 1, 2012, as quoted on the NASDAQ.

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011 filed with the Commission on August 19, 2011;
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 25, 2011, December 25, 2011 and March 25, 2011, filed with the Commission on November 3, 2011, February 3, 2012 and May 3, respectively;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 8, 2011, November 9, 2011, December 5, 2011, December 15, 2011, February 9, 2012, March 14, 2012, April 18, 2012, May 4, 2012, May 11, 2012, and June 4, 2012, and the Registrant’s Amended Current Report on Form 8-K filed with the Commission on February 9, 2012;
(d)	The description of Registrant’s Common Stock as set forth in the Registrant’s Registration Statement filed with the Commission on Form 8-B on April 11, 1990 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant provides liability insurance for directors and officers of Lam Research and its subsidiaries. The Registrant has additionally been authorized to enter into indemnification agreements with each of its Section 16 executive officers and directors, as described in the Registrant’s Current Report on Form 8-K filed with the Commission on November 13, 2008 (File No. 000-12933), and the Registrant has entered into indemnification agreements with such individuals.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on this June 4, 2012.

LAM RESEARCH CORPORATION

By:	/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Vice President, General Counsel and Secretary

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Sarah A. O’Dowd and George M. Schisler, Jr., and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he, she or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin B. Anstice Martin B. Anstice	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2012

/s/ Ernest E. Maddock Ernest E. Maddock	Senior Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	June 4, 2012

/s/ James W. Bagley James W. Bagley	Executive Chairman and Director	June 4, 2012

/s/ Stephen G. Newberry Stephen G. Newberry	Vice-Chairman and Director	June 4, 2012

/s/ Robert M. Berdahl Robert M. Berdahl	Director	June 4, 2012

/s/ Eric K. Brandt Eric K. Brandt	Director	June 4, 2012

/s/ Michael R. Cannon Michael R. Cannon	Director	June 4, 2012

/s/ Christine Heckart Christine Heckart	Director	June 4, 2012

/s/ Grant M. Inman Grant M. Inman	Director	June 4, 2012

/s/ Catherine P. Lego Catherine P. Lego	Director	June 4, 2012

/s/ Kim Perdikou Kim Perdikou	Director	June 4, 2012

/s/ Abhi Talwalkar Abhi Talwalkar	Director	June 4, 2012

/s/ Youssef A. El-Mansy Youssef A. El-Mansy	Director	June 4, 2012

/s/ Krishna Saraswat Krishna Saraswat	Director	June 4, 2012

/s/ William R. Spivey William R. Spivey	Director	June 4, 2012

/s/ Delbert A. Whitaker Delbert A. Whitaker	Director	June 4, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)